EXHIBIT 99.1

Arbutus to Present at 2015 Wedbush PacGrow Healthcare Conference

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Aug. 7, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced that Dr. Mark J. Murray, Arbutus' President and CEO, will present at the 2015 Wedbush PacGrow Healthcare Conference on Tuesday, August 11, 2015 at 11.30am – 12.00pm (PT) / 2.30pm – 3.00pm (ET) in New York.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email: acutler@arbutusbio.com

         Helia Baradarani
         Manager, Investor Relations
         Phone: 604.419.3200
         Email: hbaradarani@arbutusbio.com

         Media
         Please direct all media inquiries to: media@arbutusbio.com